     EXHIBIT 99.1

NEWS FROM

For morinformationcontact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO REPORTS THIRD QUARTER 2013 RESULTS AND
ANNOUNCES THE POTENTIAL SALE OF ACLARA

ST. LOUIS, August 8, 2013 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the “Company”) today reported its operating results for the third quarter ended June 30, 2013.
Additionally, the Company announced that its board of directors, working together with its executive management team, has authorized a sale process for the divestiture of Aclara Technologies LLC (Aclara). The board of directors has retained Stephens Inc. as its financial advisor to assist with this process.
With respect to the potential sale of Aclara, the board of directors believes that the Company’s shares trade at a price which does not fully reflect the value of its underlying assets, especially given the high quality and performance of the Filtration/Fluid Flow, RF Shielding and Test, and Utility Solutions Group portfolio of companies.
The sale of Aclara is expected to generate cash proceeds which will allow the Company to accelerate the realization of shareholder value through the pay-down of existing debt, while providing additional liquidity for acquisitions around its core businesses. While executing the divestiture, the Company remains focused on executing its current operating plan to maximize performance.
The Company has completed the initial phase of the sale process. The process has been robust, and a number of formal offers have been received.
Vic Richey, ESCO Chairman and Chief Executive Officer, commented, “I am very pleased with the level of interest we’ve seen throughout the initial phase of this process. The number of interested parties is encouraging and includes quality strategic players and leading private equity firms.
“While the Aclara process is ongoing, we continue to execute on our plan to position ESCO for long-term earnings growth and value creation, both organically and through acquisitions within our core business segments. The pending divestiture reflects our commitment to enhance shareholder value, as we believe now is the prudent time to explore our alternatives with respect to Aclara. This process will help ensure ESCO achieves its full earnings potential while creating additional shareholder value.”
The Company has not set a definitive timetable for this process but expects to have it completed within the next 90 days. The Company does not plan to disclose or comment on developments regarding this process until further disclosure is deemed appropriate or required, and there can be no assurances that the transaction will be successfully consummated.

 Presentation Summary

As noted in the November 12, 2012 earnings release, the Company is providing its operating results (EPS) for 2013 on an adjusted basis, which excludes certain costs associated with the Test segment restructuring. Additional specific costs and charges were identified in the Company’s April 17, 2013 Profit Improvement Plan announcement that will also be excluded from EPS “As Adjusted” in 2013.
Management believes EPS “As Adjusted” is more representative of the Company’s 2013 ongoing performance and allows shareholders better visibility into the underlying operations of the Company.
Beginning with the June 30, 2013 financial statements presented here, the Company is reporting Aclara as “Discontinued Operations” and “Assets Held for Sale” in accordance with Generally Accepted Accounting Principles (GAAP). All references to Continuing Operations exclude Aclara.
During the third quarter, EPS from Continuing Operations “As Adjusted” was $0.33 per share and reflects the add-back of $0.09 per share of non-operating charges related to the Test restructure ($0.01) which is now complete, and restructuring costs related to the Doble-Lemke facility closure ($0.08), which is expected to be completed by September 30, 2013. The remaining $1.9 million ($0.07 per share) of estimated costs related to the closure of the Doble-Lemke operation will be recognized during Q4 2013.

Summary Highlights

•
Q3 2013 sales from Continuing Operations were essentially flat at $117 million compared to $118 million in Q3 2012. Filtration and Utility Solutions Group (USG, or Doble) sales increased, while Test sales decreased $5 million due to the timing of large contract deliveries;

•	Q3 2013 gross margin from Continuing Operations increased to 40.5 percent compared to 39.3 percent in Q3 2012 primarily driven by the Test segment’s improved cost structure post-restructure;
•	SG&A from Continuing Operations decreased in Q3 2013 compared to prior year as a result of ongoing cost saving initiatives across the Company;
•
Other income / expense increased as Q3 2013 includes the restructuring costs noted above ($2.7 million pretax charge, or $0.09 per share), while Q3 2012 was favorably impacted by the non-cash revaluation of an earn-out liability related to a previous acquisition ($3.7 million pretax gain, or $0.09 per share);

•
The effective tax rate in Q3 2013 was 38.7 percent compared to 25.7 percent in Q3 2012. The prior year tax rate was favorably impacted by a decrease in tax accruals resulting from the expiration of applicable statute of limitations which reduced the 2012 quarterly provision by 11.8 percent;

•
 Q3 2013 EPS from Continuing Operations “As Adjusted” was $0.33 per share, compared to $0.43 per share in Q3 2012. This $0.10 per share decrease was a result of the $0.09 per share earn-out revaluation gain reflected in other income / expense and the favorable tax rate in Q3 2012.

•	Q3 2013 GAAP EPS from Continuing Operations was $0.24 per share, with an EPS (loss) from Discontinued Operations (Aclara) of $0.06 per share, resulting in GAAP net EPS of $0.18 per share;
•
Orders from Continuing Operations were $141 million in Q3 2013, resulting in a book-to-bill ratio of 1.21x, and firm backlog of $288 million at June 30, 2013. Backlog increased $24 million, or 9 percent, from Continuing Operations backlog of $264 million at March 31, 2013;

•
Year-to-date (YTD) 2013 orders from Continuing Operations were $388 million resulting in a book-to-bill ratio of 1.12x. Backlog increased $43 million, or 17 percent, from the Continuing Operations backlog of $245 million at September 30, 2012;

•	Segment book-to-bill ratios for Q3 and YTD 2013 were: USG (Doble) 1.00x and 1.00x, Filtration 1.15x and 1.11x, and Test 1.43x and 1.23x.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “While it was a difficult decision to initiate the process to divest Aclara, we feel strongly that it is the right course of action both for today and the future. Subsequent to the sale of Aclara, ESCO’s remaining businesses are expected to have a more predictable revenue and earnings profile.
“We feel that as we go forward, we will continue to see solid growth in our Filtration, Test and Doble businesses, as our market leadership positions across the three segments, along with the breadth of our new product offerings, will allow us to grow organically at a meaningful level. We intend to supplement this growth through disciplined acquisitions around our core. We will continue to invest in new products and solutions which will allow us to retain and expand our leadership positions in our remaining operations.
 “Regarding our Q3 operating results I’m very pleased to have completed our Test business restructure on time and on budget, with the corresponding savings being reflected in our results. Test’s EBIT was 12 percent on an operational basis, despite having a lower than normal amount of sales in Q3. We continue to see Test’s recently announced electro-magnetic pulse (EMP) interference market developing on plan and we remain excited about this new market’s growth prospects.
 “Filtration continued its outstanding performance on both the top and bottom line, and Doble came in generally as expected.
“Our strong order book through June 30 gives me confidence in our near-term outlook and our recent planning meetings held in July across our continuing businesses, provided me with a favorable view of our future. Our goal remains the same – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 18, 2013 to stockholders of record on October 4.

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Fiscal Year 2013

The balance of 2013 guidance will be presented on a Continuing Operations –“As Adjusted” basis. Management continues to see strong and sustainable growth across the Filtration businesses; Test is on track to meet its earlier commitments; and Doble is expecting slightly lower revenues while generally maintaining its profit plan.
With Aclara presented as Discontinued Operations, Management expects 2013 EPS from Continuing Operations – “As Adjusted” in the range of $1.35 to $1.45 per share.

Conference Call

The Company will host a conference call today, August 8, at 4 p.m. Central Time, to discuss the Company’s third quarter 2013 operating results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter the pass code 35116902).

Forward-Looking Statements

Statements in this press release regarding the outcome, results, benefits and timing of the Aclara divestiture process, repayment of the Company’s debt, the amount and timing of the Company’s expected 2013 and beyond revenues, growth, margins, tax rates, 2013 EPS – “As Adjusted” and EPS from Continuing Operations – “As Adjusted”, EPS, EBIT, sales, orders, earnings, the costs, benefits and timing of the profit improvement initiatives and restructuring activities previously announced, the Company’s ability to increase shareholder value, the success of acquisition efforts, the likelihood of further restructuring activities, the success of new products, the size, number and timing of growth opportunities in the future, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012; and the following: the price and terms of offers submitted by potential buyers of Aclara; the Company’s ability to negotiate acceptable terms and conditions of sale with respect to potential buyers of Aclara; the ability of potential buyers of Aclara to obtain necessary financing; necessary third parties’, including the U.S. Government’s, approval of the sale of Aclara to the selected buyer; the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; termination for convenience of customer contracts; timing and content of future contract awards and customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; the Company’s successful execution of profit improvement initiatives and restructuring activities; and the Company’s ability to successfully integrate newly-acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” as GAAP EPS less the Test segment restructuring charges (representing $0.01 per share during the third quarter of 2013), and the restructuring charges related to the Doble-Lemke facility closure (representing $0.08 per share during the third quarter of 2013). EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

- tables attached –

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012

Net Sales	116,922		118,432
Cost and Expenses:
Cost of sales	69,556		71,843
Selling, general and administrative expenses	31,546		32,098
Amortization of intangible assets	1,506		1,437
Interest expense	778		1,014
Other (income) expenses, net	2,903		(3,487)
Total costs and expenses	106,289		102,905

Earnings before income taxes	10,633		15,527
Income taxes	4,119		3,987

Net earnings from continuing operations	6,514		11,540

(Loss) earnings from discontinued operations,
net of tax (benefit) expense of ($1,171)
and $1,369, respectively	(1,617)		2,251

Net earnings	$4,897		13,791

Earnings (loss) per share:
Diluted - GAAP
Continuing operations	0.24		0.43
Discontinued operations	(0.06)		0.08
Net earnings	$0.18		0.51

Diluted - Adjusted Basis
Continuing operations	$0.33	(1)	0.43	(2)

Average common shares O/S:
Diluted	26,749		27,027

(1)	Adjusted basis includes $2.7 million (or $0.09 per share) of add back adjustments for restructuring charges incurred at ETS & Doble Lemke during the third quarter ended June 30, 2013.
(2)
Amount includes $3.7 million of pretax income (or $0.09 per share) related to the revaluation of the Xtensible earnout obligation.  Excluding this income, EPS from Continuing Operations "Adjusted" would have been $0.34 in Q3 2012

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2013		Nine Months Ended June 30, 2012

Net Sales	$345,478		355,148
Cost and Expenses:
Cost of sales	209,204		217,650
Selling, general and administrative expenses	96,799		98,087
Amortization of intangible assets	4,541		4,212
Interest expense	1,997		1,989
Other (income) expenses, net	3,748		(4,345)
Total costs and expenses	316,289		317,593

Earnings before income taxes	29,189		37,555
Income taxes	11,810		12,250

Net earnings from continuing operations	17,379		25,305

(Loss) earnings from discontinued operations,
net of tax (benefit) expense of ($6,825)
and $2,643, respectively	(10,677)		3,895

Net earnings	$6,702		29,200

Earnings (loss) per share:
Diluted - GAAP
Continuing operations	0.65		0.94
Discontinued operations	(0.40)		0.14
Net earnings	$0.25		1.08

Diluted - Adjusted Basis
Continuing operations	$0.88	(1)	0.94	(2)

Average common shares O/S:
Diluted	26,752		26,969

(1)	Adjusted basis includes $0.23 per share of add back adjustments for restructuring charges incurred at ETS & Doble Lemke during the first nine months ended June 30, 2013.
(2)
Amount includes $4.3 million of pretax income (or $0.10 per share) related to the revaluation of the Xtensible earnout obligation.  Excluding this income, EPS from Continuing Operations "Adjusted" would have been $0.84 in the first nine months of 2012.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

		Three Months Ended June 30,				Nine Months Ended June 30,
		2013		2012		2013		2012
Net Sales
	Utility Solutions Group	$26,597		25,666		79,059		80,418
	Test	36,562		41,815		112,678		131,652
	Filtration	53,763		50,951		153,741		143,078
	Totals	$116,922		118,432		345,478		355,148

EBIT
	Utility Solutions Group	$5,132	(1)	9,203	(4)	14,735	(5)	19,894	(8)
	Test	3,844	(2)	2,395		6,922	(6)	9,117
	Filtration	10,689		11,228		30,384		28,932
	Corporate	(8,254)	(3)	(6,285)		(20,855)	(7)	(18,399)
	Consolidated EBIT	11,411		16,541		31,186		39,544
	Less: Interest expense	(778)		(1,014)		(1,997)		(1,989)
	Earnings before income taxes	$10,633		15,527		29,189		37,555

	Note:	The above table is presented on a continuing operations basis.

	Note:
Depreciation and amortization expense was $3.9 million and $3.5 million for the quarters ended June 30, 2013 and 2012, respectively, and $11.6 million and $10.8 million for the nine-month periods ended June 30, 2013 and 2012, respectively.

	(1)	Includes $0.7 million (or $0.03) of restructuring charges for Doble Lemke during the third quarter 2013.
	(2)	Includes $0.5 million (or $0.01) of restructuring charges for ETS during the third quarter 2013.
	(3)	Includes $1.5 million (or $0.05) of restructuring charges for Doble Lemke during the third quarter 2013.
	(4)	Includes $3.7 million of income ($0.09 per share) related to the revaluation of the Xtensible earnout obligation.
	(5)	Includes $0.7 million (or $0.03) of restructuring charges for Doble Lemke during the first nine months of 2013.
	(6)	Includes $3.4 million (or $0.08) of restructuring charges for ETS during the first nine months of 2013.
	(7)	Includes $1.5 million (or $0.05) of restructuring charges for Doble Lemke during the first nine months of 2013.
	(8)	Includes $4.3 million of income ($0.10 per share) related to the revaluation of the Xtensible earnout obligation.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2013	September 30, 2012

Assets
Cash and cash equivalents	$31,647	30,215
Accounts receivable, net	87,148	83,414
Costs and estimated earnings on
long-term contracts	19,598	14,567
Inventories	94,401	82,063
Current portion of deferred tax assets	16,106	15,617
Other current assets	22,543	12,940
Assets held for sale - current	105,134	104,628
Total current assets	376,577	343,444
Property, plant and equipment, net	74,516	62,551
Intangible assets, net	179,525	176,486
Goodwill	282,412	279,640
Other assets	9,157	9,638
Assets held for sale - other	196,659	161,994
	$1,118,846	1,033,753

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$50,000	50,000
Accounts payable	29,190	35,253
Current portion of deferred revenue	18,108	16,332
Other current liabilities	57,760	61,890
Assets held for sale - current	56,072	40,730
Total current liabilities	211,130	204,205
Deferred tax liabilities	70,774	66,621
Other liabilities	32,998	36,427
Long-term debt	137,000	65,000
Assets held for sale - other	41,582	30,187
Shareholders' equity	625,362	631,313
	$1,118,846	1,033,753

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Nine Months Ended June 30, 2013
Cash flows from operating activities:
Net earnings	$6,702
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Net loss from discontinued operations	10,677
Depreciation and amortization	11,528
Stock compensation expense	3,440
Changes in current assets and liabilities	(35,911)
Effect of deferred taxes	3,664
Change in deferred revenue and costs, net	1,292
Pension contributions	(3,400)
Other	739
Net cash used by operating activities - continuing operations	(1,269)
Net cash provided by discontinued operations	13,502
Net cash provided by operating activities	12,233

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(19,452)
Capital expenditures	(10,247)
Additions to capitalized software	(5,589)
Net cash used by investing activities - continuing operations	(35,288)
Net cash used by investing activities - discontinued operations	(32,368)
Net cash used by investing activities	(67,656)

Cash flows from financing activities:
Proceeds from long-term debt	100,000
Principal payments on long-term debt	(28,000)
Dividends paid	(6,359)
Purchases of common stock into treasury	(9,703)
Proceeds from exercise of stock options	1,750
Other	18
Net cash provided by financing activities	57,706

Effect of exchange rate changes on cash and cash equivalents	(851)

Net increase in cash and cash equivalents	1,432
Cash and cash equivalents, beginning of period	30,215
Cash and cash equivalents, end of period	$31,647

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q3 FY 2013	Utility Solutions	Test	Filtration	Total
Beginning Backlog - 4/1/13	$26,374	89,223	148,689	264,286
Entered Orders	26,714	52,202	62,259	141,175
Sales	(26,597)	(36,562)	(53,763)	(116,922)
Ending Backlog - 6/30/13	$26,491	104,863	157,185	288,539

Backlog And Entered Orders - YTD Q3 FY 2013	Utility Solutions	Test	Filtration	Total
Beginning Backlog - 10/1/12	$26,461	79,418	139,689	245,568
Entered Orders	79,089	138,123	171,237	388,449
Sales	(79,059)	(112,678)	(153,741)	(345,478)
Ending Backlog - 6/30/13	$26,491	104,863	157,185	288,539

Note: The above table is presented on a continuing operations basis and excludes Aclara.  Aclara's entered orders were $114.6 million and $237.0 million for the three and nine-month periods ended June 30, 2013, respectively.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – FY 2013 (estimated)
EPS from Continuing Ops – GAAP Basis – FY 2013 Range	$1.05	$1.15
Adjustments (defined below)	0.30	0.30
EPS from Continuing Ops – Adjusted Basis – FY 2013 Range	$1.35	$1.45

Adjustments exclude $0.30 per share consisting of restructuring costs associated with the Test segment facility consolidation and the costs related to the Doble Lemke facility closure.

EPS – Adjusted Basis Reconciliation – Q3 FY 2013
EPS from Continuing Ops – GAAP Basis – Q3 2013	$0.24
Adjustments (defined below)	0.09
EPS from Continuing Ops – Adjusted Basis – Q3 2013	$0.33

Adjustments exclude $0.09 per share consisting of restructuring costs associated with the Test segment facility consolidation and the costs related to the Doble Lemke facility closure.

EPS – Adjusted Basis Reconciliation – YTD Q3 FY 2013
EPS from Continuing Ops – GAAP Basis – YTD Q3 2013	$0.65
Adjustments (defined below)	0.23
EPS from Continuing Ops – Adjusted Basis – YTD Q3 2013	$0.88

Adjustments exclude $0.23 per share consisting of restructuring costs associated with the Test segment facility consolidation and the costs related to the Doble Lemke facility closure.